Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 29, 2008, relating to the financial statements of Southern Cross Resources Group, Inc. for the period ended March 15, 2008, which appears in such Registration Statement.

We further consent to the use in this Registration Statement on Form S-1 of our report dated May 14, 2009, relating to the financial statements of Southern Cross Resources Group, Inc. for the periods ended December 31, 2008 and 2007.

/s/ The Blackwing Group LLC

Independence, Missouri

May 19, 2009